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                                                                 EXHIBIT 21


                                   EXHIBIT 21

                         Subsidiaries of the Registrant




Altus Biologics Inc. (incorporated in Massachusetts)

Vertex Securities Corp. (incorporated in Massachusetts)

Vertex Pharmaceuticals (Europe) Limited (incorporated in England)